Exhibit 10(a)
Exhibit A
Severance Matrix Effective April 1, 2011

Years of Service	Less than 2 years	>2, less than 5	>5, less than 10	> 10
Role Level	Severance Weeks	Severance Weeks	Severance Weeks	Severance Weeks
Executive Cabinet/Executive Officers / EVP	16	24	36	52
Senior Vice President	13	20	30	42
Vice President	10	16	24	32
Senior Director	8	14	21	28
Director	6	12	18	24
Levels 2 and 3	4	8	12	16
Levels 4 and 5	3	6	9	12
Levels 6, 7 and 8	2	4	6	8